UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _________ )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

ACETO CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Fellow Shareholder:

On behalf of the Board of Directors and our approximately 270 employees located in eight different countries, we are very pleased to present to you with our fiscal year 2015 Annual Report on Form 10K and the associated corporate proxy statement. The Company’s performance for fiscal 2015 continued a six year trend in growth of sales, gross profit, operating income, EBITDA, net income and earnings per share. Using the current comparative financial metrics, on a year-on-year basis, EBITDA increased by 19% and EPS increased by 12%, on a 7% increase in sales.

The chart below illustrates the positive financial trends that have resulted as we implemented our strategic shift towards becoming a human health-oriented Company. The core skill set upon which ACETO was founded - quality assurance, regulatory compliance, product logistics and sourcing - has continued to serve as the foundation for our success in expanding our footprint within the pharmaceutical industry as a supplier of molecules and, in the more recent five years, finished dosage form generic prescription drugs (Rx) under the RISING brand.

Adjusted 6 Year Selected Financial Data

(in millions, except per share amounts)	2015	2014	2013	2012	2011	2010
Net Sales	$547.0	$510.2	$499.7	$444.4	$412.4	$346.6
Adjusted EBITDA*	$68.1	$ 57.4	$46.9	$36.0	$25.3	$17.9
Adjusted Diluted Earnings Per Share*	$1.33	$1.22	$1.01	$0.78	$0.58	$0.44
Reported Diluted Earnings Per Share	$1.14	$1.02	$0.81	$0.63	$0.34	$0.26
Cash Dividends Per Share	$0.24	$0.24	$0.22	$0.20	$0.20	$0.20

*A reconciliation to the most directly comparable US GAAP measure is provided on the internet at www.aceto.com

With fiscal 2015 concluded we are pleased to report to you that we fully completed the integration of PACK Pharmaceuticals, acquired in April 2014, into our Rising Pharmaceuticals business. PACK was a well-run operation and, as anticipated, readily fit into the Rising organization from product, market and financial perspectives. In part as a result, the Human Health segment, inclusive of the Rising Pharmaceuticals subsidiary, showed a 41% increase in revenue and a 56% increase in gross profit in fiscal 2015. The Pharmaceutical Ingredients business, as expected, saw a decrease in sales of its previously launched and very successful, high-margin active pharmaceutical ingredient as that product reached a commercial steady state, thereby negatively impacting the segment’s year-to-year comparative performance. We do, however, have robust product development efforts and expect, within the timeline for commercialization by our pharmaceutical customer base, modest growth on a going forward basis. Even though sales were essentially flat in the Performance Chemicals segment, we increased gross profits by 12% which is indicative of the efforts begun last year to improve product mix and pricing, and focus on more lucrative opportunities.

The major growth driver for the overall business remains the finished dosage form generic drug business segment. The pipeline of products is at 107 at fiscal year-end, with three products approved and awaiting launch, 57 applications filed with the FDA and in the queue awaiting action and 47 products in various stages of active development. In addition, the business development team has in excess of 30 projects that are under active consideration. As the entire generic industry has come to experience, awaiting FDA approval of applications is somewhat a test of endurance. As of year-end fiscal 2015, 29 applications have been at the agency for more than two years, of which 13 have been with the agency for over 36 months. The backlog of filings industrywide has grown substantially and we like the rest of our brethren trust that the worst is behind us, as we are beginning to see improvements in the overall approval process and pace.

Our shift in emphasis to human health focused business areas neither diminishes our goal of achieving annual growth in all segments, nor minimize the benefits we obtain by having diverse business units serving three different continents.

FISCAL 2015 FINANCIAL REVIEW

In fiscal 2015, we again achieved record full-year results for net sales, gross profit, net income and earnings per share. Our net sales were $547.0 million, a 7.2% increase from the $510.2 million reported for fiscal year 2014. On a constant currency basis, net sales increased by 10.1% in the year. Gross profit for the year was $135.4 million, an increase of 18.1% from $114.7 million in fiscal 2014. Net income increased by 15.5% to $33.5 million from $29.0 million reported in fiscal 2014. Earnings per diluted share were $1.14 for fiscal 2015, compared to $1.02 per share in fiscal 2014, an 11.8% increase.

On a non-GAAP basis, ACETO’s net income was $38.9 million, or $1.33 per share, compared to $34.7 million, or $1.22 per share, as reported for fiscal 2014, increases of 12.0% and 9.0%, respectively.

The Company ended fiscal 2015 with $37.4 million in cash, cash equivalents and short term investments, bank debt of $110.2 million, working capital of $185.3 million, and shareholders’ equity of $254.2 million.

A LOOK AHEAD

Based on our historical growth trends, we believe ACETO remains well-positioned for continued long-term growth in each of our business segments, most notably in the generic pharmaceutical arena. As we have seen in prior years, we expect to see profit growth outpace revenue growth for fiscal year 2016.

Two other notable occurrences took place this past fiscal year which have a forward looking effect for us. Both our SIC code (5122) and GICS code (35102010) were changed to reflect the current scope of ACETO’s business activities. These new codes, which are Drug and Healthcare related, more accurately reflect our current range of business interests as a non-manufacturer of human health oriented products. This governmental recognition of our shift in revenue and profitability from the historical chemical distribution model is another tangible result of the strategic change in business direction started in 2009.

Additionally, the Company’s senior management continued its outreach to shareholders, potential shareholders and those interested in learning more about ACETO and its strategic long-term direction. Just after the close of our fiscal year, Craig-Hallum Capital Group Inc., a highly followed institutional research firm, initiated research coverage on our Company. This, coupled with Singular Research, now enables the financial community to access two analysts providing coverage of ACETO.

CLOSING

We remain committed to and united with you to constantly strive to improve the long-term value of your investment in ACETO. At the close of our fiscal year 2015 the stock price for ACETO was $24.63 per share, a 36% increase on a comparative basis from our fiscal 2014 year-end stock price of $18.14 per share.

As always, our most heartfelt appreciation goes to you, our shareholders, for your continued support and confidence, and to our employees worldwide, who are committed to growing ACETO and improving its shareholder investment returns. Our customers, suppliers, stakeholders, and Board of Directors, through their regular interactions with us, demonstrate in the most tangible way their support, guidance, contributions and commitment to our ongoing success. Thank you for those conscious signs of enduring confidence.

Albert L. Eilender	Salvatore J. Guccione
Chairman of the Board	Chief Executive Officer